UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)
June 27, 2007

WHERIFY WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24001	76-0552098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Mariners Island Blvd., Ste. 300, San Mateo, California	94404
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code
(650) 524-0500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 27, 2007, the Board of Directors of Wherify Wireless, Inc. ("Wherify") appointed Vincent D. Sheeran as a member of the Board of Directors. Mr. Sheeran was appointed to fill a vacancy on the Board of Directors created by the departure of William Scigliano.

Mr. Sheeran was appointed Chief Executive Officer of Wherify on June 6, 2007. The details of Mr. Sheeran’s appointment and employment agreement are disclosed on a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 7, 2007 and are incorporated herein by reference.

Mr. Scigliano resigned as a Director of Wherify and President of its Government Services Division to pursue other opportunities effective June 27, 2007.

In connection with Mr. Scigliano’s resignation, Wherify and Mr. Scigliano entered into a Separation Agreement (the “Agreement”), effective June 27, 2007. Pursuant to the Agreement, Mr. Scigliano was paid $130,000 and issued 763,158 shares of Wherify’s common stock (the “Common Stock”). Mr. Scigliano will be locked-up from selling any shares of the Common Stock for 90 days (the “Initial Lock-up Period”). After the Initial Lock-up Period, Mr. Scigliano will be subject to an additional three-month lock-up period (the “Second Lock-up Period”) where he will be permitted to sell up to one-third of the Common Stock in each month of the Second Lock-up Period.

Mr. Scigliano is limited by the Agreement to only sell an amount of the Common Stock up to a Market Value of $145,000 (defined as the price received for shares of the Common Stock upon their sale by Mr. Scigliano). In the event Mr. Scigliano sells $145,000 Market Value of Common Stock and holds unsold shares of Common Stock, he is obligated to return the excess shares to Wherify. If after the Second Lock-up Period Mr. Scigliano sells all of the Common Stock for a Market Value of less than $145,000, Wherify is obligated to issue additional shares of common stock to Mr. Scigliano to compensate for the difference between $145,000 and the Market Value Mr. Scigliano received for his shares of Common Stock. The amount of shares issued to compensate the difference will be determined by using the closing price of Wherify’s common stock on the expiration of the Second Lock-up Period.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

WHERIFY WIRELESS, INC.

Date: July 3, 2007	By:	/s/ Edna Carter
Name: Edna Carter
Title: Chief Accounting Officer, Controller